EXHIBIT 99.1

News Release

Mattson Technology Contact
J. Michael Dodson
Mattson Technology, Inc.
tel 1-510-657-5900
fax 1-510-492-5963

MATTSON TECHNOLOGY, INC. REPORTS RESULTS FOR
THE FIRST QUARTER OF 2015
FREMONT, Calif. - APRIL 23, 2015 - Mattson Technology, Inc. (Nasdaq: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today announced results for the first quarter ended March 29, 2015.

Business Highlights:

•
Net revenue for the first quarter of 2015 was $58.3 million, an increase of $3.5 million or 6 percent, as compared to net revenue of $54.7 million in the fourth quarter of 2014, and an increase of $15.1 million or 35 percent, as compared to net revenue of $43.2 million in the first quarter of 2014.

•
Gross margin in the first quarter of 2015 was 37 percent, a 4 percentage point improvement compared to a gross margin of 33 percent in the fourth quarter of 2014, and a 3 percentage point improvement compared to a gross margin of 34 percent in the first quarter of 2014.

•
Net income for the first quarter of 2015 was $6.3 million, or $0.08 per diluted share. This compares to a net income of $5.0 million, or $0.07 per diluted share, in the fourth quarter of 2014, and a net income of $2.5 million, or $0.04 per diluted share, in the first quarter of 2014.

“I am pleased with our results this quarter and the continued discipline in executing our strategy," noted Fusen Chen, Mattson Technology's President and Chief Executive Officer. "Not only do the financial results for the first quarter of 2015 represent the seventh consecutive profitable quarter on a non-GAAP basis, but the results also mark revenue and net income levels not achieved by the Company since 2007.”

First Quarter 2015 Financial Results
Net revenue for the first quarter of 2015 was $58.3 million, an increase of $3.5 million or 6 percent, as compared to net revenue of $54.7 million in the fourth quarter of 2014, and an increase of $15.1 million or 35 percent, as compared to net revenue of $43.2 million in the first quarter of 2014.
Gross margin in the first quarter of 2015 was 37 percent, a 4 percentage point improvement compared to 33 percent gross margin in the fourth quarter of 2014, and a 3 percentage point improvement compared to 34 percent gross margin in the first quarter of 2014.
Total operating expense was $14.1 million in the first quarter of 2015, an increase of $1.0 million or 8 percent, as compared to operating expense of $13.1 million in the fourth quarter of 2014, and an increase of $2.1 million or 18 percent, as compared to total operating expense of $11.9 million in the first quarter of 2014. Due to the absence of restructuring and other charges in the first quarter of 2015, the fourth quarter of 2014 and the first quarter of 2014, there is no difference between GAAP and non-GAAP operating expense in these periods.
Net income for the first quarter of 2015 was $6.3 million, or $0.08 per diluted share. This compares to a net income of $5.0 million, or $0.07 per diluted share, in the fourth quarter of 2014, and a net income of $2.5 million, or $0.04 per diluted share, in the first quarter of 2014. Due to the absence of restructuring and other charges in the first quarter of 2015, the fourth quarter of 2014 and the first quarter of 2014, there is no difference between GAAP and non-GAAP net income per diluted share for these periods.

Conference Call
On Thursday, April 23, 2015, at 3:00 p.m. Pacific Time (6:00 p.m. Eastern Time), Mattson Technology will hold a conference call to review the following topics: 2015 first quarter financial results, current business conditions, the near-term business outlook and guidance for the second quarter of 2015. The conference call will be simultaneously webcast at www.mattson.com under the "Investors" section. To access the live conference call, please dial (877) 430-4657.

Use of Non-GAAP Measures
In addition to U.S. Generally Accepted Accounting Principles (GAAP) results, this press release contains certain non-GAAP financial measures. The Company's non-GAAP results for total operating expenses and net income per share exclude amounts listed as restructuring and other charges in the accompanying tables. Management uses non-GAAP operating expenses and net income per diluted share to evaluate the Company's operating and financial results. The Company believes the presentation of non-GAAP results is useful to investors for analyzing business trends and comparing performance to prior periods, along with enhancing the investors' ability to view the Company's results from management's perspective. The Company did not have any restructuring and other charges during the first quarter of 2015, the fourth quarter of 2014 and the first quarter of 2014.

About Mattson Technology, Inc.
Mattson Technology, Inc. designs, manufactures and markets semiconductor wafer processing equipment used in the fabrication of integrated circuits. We are a leading supplier of plasma and rapid thermal processing equipment to the global semiconductor industry, and operate in three primary product sectors: Dry Strip, Etch, Rapid Thermal Processing and Millisecond Anneal. Through manufacturing and design innovation, we have produced technologically advanced systems that provide productive and cost-effective solutions for customers fabricating current- and next-generation semiconductor devices. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, CA, 94538. Telephone: (800) MATTSON / (510) 657-5900. Internet: www.mattson.com.

MATTSON TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended
	March 29, 2015	December 31, 2014	March 30, 2014
Net revenue	$58,254	$54,747	$43,198
Cost of goods sold	36,860	36,870	28,552
Gross margin	21,394	17,877	14,646
Operating expenses:
Research, development and engineering	5,250	5,607	4,524
Selling, general and administrative	8,841	7,453	7,421
Total operating expenses	14,091	13,060	11,945
Income from operations	7,303	4,817	2,701
Interest and other income (expense), net	(477)	216	(47)
Income before income taxes	6,826	5,033	2,654
Provision for income taxes	521	70	189
Net income	$6,305	$4,963	$2,465
Net income per share:
Basic	$0.08	$0.07	$0.04
Diluted	$0.08	$0.07	$0.04
Shares used in computing net income per share:
Basic	74,670	73,861	66,275
Diluted	77,265	75,486	67,971

MATTSON TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	March 29, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$26,446	$22,760
Accounts receivable, net	38,216	33,578
Advance billings	4,388	4,653
Inventories	38,174	40,579
Prepaid expenses and other current assets	9,188	9,767
Total current assets	116,412	111,337
Property and equipment, net	9,248	7,534
Restricted cash	1,974	1,993
Other assets	548	623
Total assets	$128,182	$121,487

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$21,844	$22,434
Accrued compensation and benefits	5,112	4,601
Deferred revenues, current	9,213	9,110
Other current liabilities	6,939	6,630
Total current liabilities	43,108	42,775
Deferred revenues, non-current	957	1,160
Other liabilities	2,494	2,442
Total liabilities	46,559	46,377
Stockholders' equity	81,623	75,110
Total liabilities and stockholders' equity	$128,182	$121,487